SUB-ITEM 77M

         The MFS Technology Fund (the "Fund") acquired all of the assets of the MFS Global Telecommunications Fund (the "acquired fund"), each a series of MFS Series Trust I (the "Trust"). The circumstances and details of this transaction are described in the Trust's Registration Statement on Form N-14 on behalf of the Fund (File No. 333-104735), as filed with the Securities and Exchange Commission via EDGAR on April 24, 2003 under the Securities Act of 1933. Such description is incorporated herein by reference.

The acquired fund has ceased to be an investment company as defined in the Investment Company Act of 1940.